Exhibit 99.1

HealthExtras Reports Fourth Quarter and Year End Results

Company Reports Record Revenues and Earnings Growth of 24%

ROCKVILLE, MD, February 26, 2008 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the fourth quarter and year ended December 31, 2007.

2007 Highlights

•	Net income for 2007 was $39.3 million or $0.91 per diluted share, a 24% increase from the $31.6 million or $0.75 per diluted share reported in 2006.

•	Revenue for 2007 was $1.9 billion, a 46% increase over 2006 revenue of $1.3 billion.

•	Over 41.4 million prescriptions processed an increase of 41% over the 29.3 million processed in 2006.

Fourth Quarter Highlights

•	Net income for the fourth quarter 2007 was $11.6 million or $0.27 per diluted share.

•	Revenues for the fourth quarter 2007 totaled $531.9 million, a 34% increase over fourth quarter 2006 revenues of $396.2 million.

•	Over 11.4 million prescriptions were processed during the quarter including 403,000 unadjusted mail claims.

According to David T. Blair, Chief Executive Officer of HealthExtras, “The significant achievements in 2007 were the successful implementation of new business representing $700 million of annualized revenues and the retention of over 98% of the Company’s existing clients. During the year, the Company commenced pharmacy management services for the States of Maryland and Ohio employees, several prominent self insured employers and Medical Card Systems, a major managed care client in Puerto Rico.” All new client implementations proceeded smoothly and business volumes are meeting management expectations.

In addition to the significant new business added in 2007, for the second consecutive year the Company received the top customer satisfaction ratings for “Overall Service and Performance” in the Pharmacy Benefit Management Institute (PBMI) 2007 Pharmacy Benefit Manager (PBM) Customer Satisfaction Report. “The results of the PBMI report reflect our commitment to service excellence. In 2008, we will continue to drive pricing transparency and align our incentives with those of our plan sponsors through new and innovative programs,” added Blair.

2008 Financial Guidance

Based on business under contract, new sales commitments and industry trends, management anticipates 2008 revenues and net income to grow by 30% to 35% over 2007. Net income for 2008 is projected to range between $50.5 million and $54.0 million, which is expected to yield diluted earnings per share of $1.17 to $1.25. Revenues in 2008 are projected to exceed $2.5 billion.

HealthExtras is well positioned to deliver improving profitability as a result of the strong prescription volume and revenue increases associated with the Company’s sales and retention success in 2007. In addition, management expects to complement the Company’s strong organic growth through strategic acquisitions in 2008.

About HealthExtras (www.healthextras.com):

HealthExtras, Inc. is a full-service pharmacy benefit management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations, unions and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 60,000 participating pharmacies.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

Contact: HealthExtras, Inc.

Michael P. Donovan, 301-548-2900

mdonovan@HealthExtras.com

SOURCE: HealthExtras, Inc.

— more —

HEALTHEXTRAS, Inc.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2007	2006	2007	2006
Revenue (excludes member co-payments of $171,333, $142,809, $635,556 and $476,983 for the three months and year ended December 31, 2007 and 2006, respectively)	$531,928	$396,208	$1,857,697	$1,271,006

Direct expenses	502,751	366,448	1,747,264	1,176,877
Selling, general and administrative expenses	13,729	12,380	53,994	46,414

Total operating expenses	516,480	378,828	1,801,258	1,223,291

Operating income	15,448	17,380	56,439	47,715
Interest and other income (expense), net	2,041	1,506	6,531	4,515

Income before minority interest and income taxes	17,489	18,886	62,970	52,230
Minority interest	—	129	31	248

Income before income taxes	17,489	18,757	62,939	51,982
Income tax expense	5,880	7,489	23,671	20,408

Net income	$11,609	$11,268	$39,268	$31,574

Net income per share, basic	$0.28	$0.28	$0.95	$0.78
Net income per share, diluted	$0.27	$0.27	$0.91	$0.75
Weighted average shares of common stock outstanding, basic	41,977	40,745	41,525	40,270
Weighted average shares of common stock outstanding, diluted	43,274	42,447	43,006	42,319

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